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                                                                     EXHIBIT 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                           AMERICAN FAMILY CARE, INC.

[SEAL]

                                        I

               The name of the Corporation is American Family Care, Inc.

                                       II

               The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                       III

               The name and address in the State of California of the Corporation's initial agent for service of process are:

                             Mark L. Andrews
                             One Golden Shore Drive
                             Long Beach, CA 90802

                                       IV

               The Corporation is authorized to issue two classes of shares designated "Common Stock" and "Preferred Stock", respectively. The number of shares of Common Stock authorized to be issued is 5,000,000 and the number of shares of Preferred Stock authorized to be issued is 1,000,000.

               The Board of Directors of the Corporation is authorized to (i) determine the number of series into which shares of Preferred Stock may be divided and the designation of any such series, (ii) determine the rights, preferences, privileges and restrictions granted to or imposed upon the Preferred Stock or any series thereof or any holders thereof, (iii) determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly-unissued series of Preferred Stock or the holders thereof and (iv) fix the number of

                                       1.

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shares constituting any series prior to the issue of shares of that series, and to increase or decrease, within the limits stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series (but not below the number of shares of such series then outstanding), the number of shares of any such series subsequent to the issue of shares of that series.

                                        V

               The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the Corporation and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

Dated: MAY 4, 1999                                       /s/
                                                         -----------------------
                                                         Incorporator

                                       2.

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                            CERTIFICATE OF AMENDMENT

                                       OF

                            ARTICLES OF INCORPORATION

                                       OF

                           AMERICAN FAMILY CARE, INC.

[SEAL]

     JOSEPH M. MOLINA and MARK L. ANDREWS, certify that:

     1. They are the President and Secretary, respectively, of American Family Care, Inc, a California corporation.

     2. Article I, of the Articles of Incorporation of this Corporation is amended and restated to read as follows:

                                       I.

             The name of the Corporation is Molina Healthcare, Inc.

     3. The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors.

     4. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with
Section 902 of the Corporations Code. The total number of outstanding shares of the Corporation is 499,999.999. The number of shares voting in favor of the amendment equaled or exceeded the vote requirement. The percentage vote required was more than fifty percent (50%).

     5. We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true, correct, and of our own knowledge.

                                                  /s/
Date:3/16/2000                                    ------------------------------
                                                  Joseph M.Molina, President

Date:3/16/2000                                    /s/
                                                  ------------------------------
                                                  Mark L.Andrews, Secretary

[SEAL]